Exhibit 99 to Form 4 filed on behalf of Johan Van
Walsem for Transaction Date 9/4/07

PRICE	QUANTITY
$22.16 	1,000
$21.88 	100
$21.90 	700
$21.91 	200
$21.59 	100
$21.60 	100
$21.66 	100
$21.68 	300
$21.70 	400
$21.41 	300
$21.43 	200
$21.44 	200
$21.47 	100
$21.48 	200
$21.40 	600
$21.41 	100
$21.42 	300